                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       Metawave Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    591409107

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Edward F. Glassmeyer
                           Oak Management Corporation
                                One Gorham Island
                               Westport, CT 06880
                                 (203) 226-8346
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                   Copies to:
                           Charles J. Downey III, Esq.
                            Finn Dixon & Herling LLP
                               One Landmark Square
                               Stamford, CT 06901
                                 (203) 325-5000

                                December 21, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in the cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak Investment Partners VI, Limited Partnership
         06-1412578
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              1,222,601
BENEFICIALLY             -------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           None.
PERSON                   -------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    1,222,601

                         -------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    None.
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,222,601

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.37%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak Associates VI, LLC
         06-1412579
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           1,222,601
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    1,222,601

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,222,601

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.37%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO-LLC
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak VI Affiliates Fund, Limited Partnership
         06-1414970
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              33,560
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           None.
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    33,560

                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    None.
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         33,560

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.06%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak VI Affiliates, LLC
         06-1414968
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           33,560
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    33,560
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         33,560

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.06%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO-LLC
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak Investment Partners VIII, Limited Partnership
         06-1522124
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              2,008,244
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           None.
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    2,008,244

                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    None.
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,008,244

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.89%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak Associates VIII, LLC
         06-1523705
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           2,008,244
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    2,008,244

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,008,244

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.89%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO-LLC
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak VIII Affiliates Fund, Limited Partnership
         06-1528836
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              45,681
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           None.
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    45,681

                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    None.
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         45,681

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.09%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak VIII Affiliates, LLC
         06-1531129
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           45,681
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    45,681

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         45,681
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.09%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO-LLC
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak Investment Partners X, Limited Partnership
         06-1601019
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              12,516,300
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           None.
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    12,516,300

                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                           None.
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,516,300

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.50%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak Associates X, LLC
         06-1630661
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           12,516,300
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    12,516,300

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,516,300

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.50%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO-LLC
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak X Affiliates Fund, Limited Partnership
         06-122220
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              201,000
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           None.
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    201,000
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    None.
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         201,000

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.39%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak X Affiliates, LLC
         06-1630662
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           201,000
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    201,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         201,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.39%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO-LLC
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Oak Management Corporation
         06-0990851
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           16,027,386
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    16,027,386
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,027,386
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         24.89%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Bandel L. Carano
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           16,027,386
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    16,027,386
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,027,386
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         24.89%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Gerald R. Gallagher
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           3,310,086
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    3,310,086
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,310,086
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.40%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Edward F. Glassmeyer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           16,027,386
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    16,027,386
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,027,386
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         24.89%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Fredric W. Harman
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           16,027,386
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    16,027,386
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,027,386
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         24.89%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Ann H. Lamont

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           16,027,386
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    16,027,386
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,027,386
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         24.89%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

CUSIP NO. 591409107                    13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         David B. Walrod
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
NUMBER OF
SHARES                              None.
BENEFICIALLY              ------------------------------------------------------
OWNED BY                   8.       SHARED VOTING POWER
EACH
REPORTING                           12,717,300
PERSON                    ------------------------------------------------------
WITH                       9.       SOLE DISPOSITIVE POWER

                                    None.
                          ------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER

                                    12,717,300
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,717,300
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.75%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                               Amendment No. 1 to
                            Statement on Schedule 13D

         This Amendment No. 1 to Statement on Schedule 13D relates to the beneficial ownership of common stock, par value $0.0001 per share (the "Common Stock"), of Metawave Communications Corporation, a Delaware corporation (the "Company"). This Amendment No. 1 to Schedule 13D is being filed on behalf of the Reporting Persons and amends and supplements the Schedule 13D filed by the Reporting Persons on December 7, 2001. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given such terms in the Schedule 13D.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and supplemented by the addition of the following paragraph:

         On December 21, 2001, the closing of the transactions contemplated by the Purchase Agreement occurred.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         The third paragraph of Item 5 (a) and (b) is hereby amended and restated in its entirety as follows:

         Amounts shown as beneficially owned by each of Oak Investment Partners X, Oak Associates X, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include the 8,344,200 shares of Common Stock into which the 83,442 shares of Series A Preferred Stock purchased pursuant to the Purchase Agreement by Oak Investment Partners X may be initially converted and the 4,172,100 shares of Common Stock into which the 41,721 shares of Series A Preferred Stock issuable upon exercise of the Warrant issued to Oak Investment Partners X pursuant to the Purchase Agreement may initially be converted. Amounts shown as beneficially owned by each of Oak Affiliates Fund X, Oak X Affiliates, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include the 201,000 shares of Common Stock into which the 1,340 shares of Series A Preferred Stock purchased pursuant to the Purchase Agreement by Oak Affiliates Fund X may be initially converted and the 67,000 shares of Common Stock into which the 670 shares of Series A Preferred Stock issuable upon exercise of the Warrant issued to Oak Affiliates Fund X pursuant to the Purchase Agreement may be initially converted.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The first paragraph of Item 6 is amended and restated in its entirety as follows:

         Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the Reporting Persons have entered into an agreement attached hereto as Exhibit A, with respect to the joint filing of this statement on Amendment No. 1 to
Schedule 13D.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The first item listed as Exhibit A in Item 7 is amended and restated in its entirety as follows:

Exhibit A   Agreement of Reporting Persons, dated December 26, 2001, among the
            Reporting Persons.

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 26, 2001

         Entities:

Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation

                                  By:      /s/ Edward F. Glassmeyer
                                           -------------------------------------
                                           Edward F. Glassmeyer, as
                                           General Partner or
                                           Managing Member or as
                                           Attorney-in-fact for the
                                           above-listed entities
         Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod

                                  By:      /s/ Edward F. Glassmeyer
                                           -------------------------------------
                                           Edward F. Glassmeyer, individually
                                           and as attorney-in-fact for the
                                           above-listed individuals

                                INDEX TO EXHIBITS
                                -----------------

                                                                            PAGE
                                                                            ----

EXHIBIT A          Agreement of Reporting Persons                            26

EXHIBIT B          Power of Attorney of:
                   Oak Investment Partners X, Limited Partnership
                   Oak Associates X, LLC
                   Oak X Affiliates Fund, Limited Partnership
                   Oak X Affiliates, LLC
                   David B. Walrod (filed as Exhibit B to the
                   Schedule 13D filed by the Reporting Persons with the Commission on December 7, 2001 and incorporated herein by reference) (Power of attorney with respect to all other Reporting
                   Persons filed as Exhibit A to the
                   Schedule 13G filed by such other Reporting
                   Persons with the Commission on February 14,
                   2001 and incorporated herein by reference).

EXHIBIT C          Preferred Stock and Warrant Purchase Agreement,
                   dated as of November 30, 2001, among the Company, Oak Investment Partners X and Oak
                   Affiliates Fund X (filed as Exhibit 4.1 to the
                   Company's Form 8-K filed with the Commission on December 4, 2001, and incorporated herein by reference).

EXHIBIT D          Fifth Amended and Restated Investors' Rights
                   Agreement, dated April 28, 1999, by and among the Company and certain holders of the Company's capital stock (filed as Exhibit 10.7 to the Company's registration statement on Form S-1, File
                   No. 333-30568, originally filed with the Commission on February 17, 2000, as subsequently amended, and incorporated herein by reference).